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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

Name:                                      MERRILL LYNCH INDEX TRUST


Address of Principal Business Office
   (No. & Street, City, State, Zip Code):  P.O. Box 9011, Princeton, N. J.
                                             08543-9011

Telephone Number (including area code):    609-282-2800

Name and address of agent for service
  of process:                              Arthur Zeikel
                                           Merrill Lynch Index Trust
                                           P.O. Box 9011
                                           Princeton, New Jersey  08543-9011
Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                  /X/ Yes / / No

            Pursuant to the requirements of the Investment Company Act of 1940, the sole Trustee of the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 24th day of October, 1996.

                                            MERRILL LYNCH INDEX TRUST

                                            By:  /s/ Mark B. Goldfus, Trustee
                                                 ----------------------------
                                                 Mark B. Goldfus, Trustee